Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Arnold D. Levitt

Senior Vice President

Chief Financial Officer

1 609 386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS ANNOUNCES FIRST QUARTER PROFIT

Burlington, New Jersey, - August 7, 2003 - Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $280,000, or income per common share of $.01 after preferred stock dividends of $208,000, for the quarter ended June 30, 2003 compared with net income of $157,000, or income per common share of $.00 after preferred stock dividends of $188,000, in the same quarter last year. Sales in the current fiscal quarter were $14,983,000 compared with $16,517,000 in the quarter ended June 30, 2002.

Barry Lipsky, Franklin’s President and Chief Executive Officer, said, “I am pleased that the Company operated profitably in our seasonally weak first quarter. The year over year sales decrease in the quarter was primarily due to a shift to future periods of shipment of some custom products to certain major customers and a reduction in U. S. consumer division sales. I anticipate that our new products, the speaking handheld electronic version of Merriam-Webster’s Collegiate® Dictionary, Eleventh Edition, and the new handheld version of the Official SCRABBLE® Players Dictionary, will have a favorable impact on sales in the remainder of the year. Initial consumer reaction to these products has been very positive.” Mr. Lipsky went on to say, “I am looking forward to another profitable year in fiscal 2004.”

Franklin Electronic Publishers (AMEX:FEP) is the worldwide leader in handheld information, having sold more than 29,000,000 electronic books. Current titles available directly or through partners number more than 8,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North and South America. Products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com. International sales are concentrated in Europe, Canada, Australia, and Mexico.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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FRANKLIN ELECTRONIC PUBLISHERS, INC.

(In thousands, except per share data)

	Three Months Ended June 30,
	2003	2002
Sales	$14,983	$16,517
Gross Margin	6,983	7,247
Net Income	280	157
Preferred Stock Dividend	208	188
Income (Loss) Applicable to Common Stock	72	(31)
Income (Loss) Per Common Share
Basic	$.01	$.00
Diluted	$.01	$.00
Weighted Average Common Shares
Basic	7,947	7,947
Diluted	8,232	7,947

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